Exhibit 99.3
News Release

Investor Contact: Katie Reinsmidt, EVP & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact: Stacey Keating, Vice President, Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIES ANTICIPATES RELISTING ON THE NYSE FOLLOWING EMERGENCE FROM CHAPTER 11

CHATTANOOGA, Tenn. (October 27, 2021) – CBL Properties (NYSE: CBL) today announced that following its planned emergence from the Chapter 11 restructuring process on November 1, 2021, the common stock of the newly reorganized company is expected to commence trading on the New York Stock Exchange (NYSE).  CBL expects trading to commence November 2, 2021, under the symbol “CBL.”

The latest information on CBL’s restructuring, including news and frequently asked questions, can be found at cblproperties.com/restructuring or https://dm.epiq11.com/case/cblproperties/info.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market‑dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 105 properties totaling 63.9 million square feet across 24 states, including 63 high-quality enclosed, outlet and open-air retail centers and seven properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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CBL Properties | 423.855.001 | cblproperties.com